Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185757 on Form S-8 and Registration Statement No. 333-283760 on Form S-3 of our report dated March 23, 2026, relating to the financial statements of the Microsoft Corporation Employee Stock Purchase Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Seattle, Washington

March 23, 2026